Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization	Percentage Ownership(A)

U.S. Subsidiaries
Veeco APAC Inc.	DE	100%
Veeco Precision Surface Processing LLC	DE	100%
Veeco Process Equipment Inc.	DE	100%
Veeco PSP Blocker A Corp.	DE	100%
Ultratech Inc.	DE	100%
Ultratech Korea Holding, LLC.	DE	100%
Ultratech International, Inc.	DE	100%
Ultratech Stepper East, Inc.	DE	100%
Ultratech Corporation	NV	100%

Foreign Subsidiaries
Veeco Asia Pte. Ltd.	Singapore	100%
Veeco Instruments GmbH	Germany	100%
Veeco Instruments Limited	England	100%
Veeco Instruments (Shanghai) Co. Ltd.	China	100%
Veeco Korea LLC	South Korea	100%
Veeco Malaysia Sdn. Bhd.	Malaysia	100%
Veeco Netherlands BV	Netherlands	100%
Veeco Taiwan Inc.	Taiwan	100%
Ultratech GmbH	Germany	100%
Ultra-Tech Technologies Israel Ltd.	Israel	100%
Ultratech Kabushiki Kaisha	Japan	100%
Ultratech Thailand Co. Ltd.	Thailand	100%
Ultratech (Shanghai) Co. Ltd	China	100%
Ultratech Technology Holding B.V.	Netherlands	100%
Ultratech SE Asia PTE Ltd.	Singapore	100%
Ultratech Technologies Sdn Bhd	Malaysia	100%

(A) Includes direct and indirect ownership.